J.P. Morgan Institutional Emerging Markets Equity Fund
Supplemental Proxy Information

A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the Trust unless otherwise specified. The meeting was held for the following purposes:

1. To elect a slate of five Trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.
2a. To approve the amendment of the fund's investment restriction relating to diversification of assets.
2b. To approve the amendment of the fund's investment restriction relating to concentration of assets in a particular industry.
2c. To approve the amendment of the fund's investment restriction relating to the issuance of senior securities.
2d. To standardize the borrowing ability of the fund to the extent permitted by applicable law.
2e. To approve the amendment of the fund's investment restriction relating to underwriting.
2f. To approve the amendment of the fund's investment restriction relating to investment in real estate.
2g. To approve the amendment of the fund's investment restriction relating to commodities.
2h. To approve the amendment of the fund's investment restriction relating to lending.
2i. To approve the reclassification of the fund's other fundamental restrictions as nonfundamental.
3. To approve the reclassification of the fund's investment objective from fundamental to nonfundamental.
4. To approve a new investment  advisory agreement of the fund.
5. To amend the Declaration of Trust to provide  dollar-based  voting rights.
6. To ratify the selection of independent accountants, PricewaterhouseCoopers
LLP.

  The results of the proxy solicitation on the above matters were as follows:

      Directors/Matter                                               Votes for        Votes against     Abstentions

1.   Frederick S. Addy                                                2,592,561,591    8,840,251                --
     William G. Burns                                                 2,592,561,591    8,840,251                --
     Arthur C. Eschenlauer                                            2,592,561,591    8,840,251                --
     Matthew Healey                                                   2,592,561,591    8,840,251                --
     Michael P. Mallardi                                              2,592,561,591    8,840,251                --
2.    Amending of Investment Restrictions:
     a.  Relating to diversification of assets                           14,575,372       1,685,037         54,589
     b.  Relating to concentration of assets                             14,575,653       1,687,357         51,988
     c.  Relating to issuance of senior securities                       14,578,058       1,687,357         49,583
     d.  Relating to borrowing                                           14,120,833       2,126,350         67,815
     e.  Relating to underwriting                                        14,085,847       2,126,350        102,801
     f.  Relating to investment in real estate                           14,127,286       2,125,053         62,659
     g.  Relating to commodities                                         14,577,033       1,687,628         50,337
     h.  Relating to lending                                             14,574,081       1,687,628         53,566
     i.   Reclassification of other restrictions as nonfundamental       14,122,563       2,127,372         65,063
3.   Reclassification of investment objectives                           14,139,935       2,127,527         47,536
4.   Investment advisory agreement                                       15,769,298       1,694,143         44,388
5.   Dollar-based voting rights                                       2,411,567,264       7,638,329    179,591,823
6.   Independent accountants, PricewaterhouseCoopers LLP              2,402,592,025      19,567,729    179,242,087
